UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 10, 2008

LSI CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-10317	94-2712976
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Barber Lane
Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 433-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes to Board of Directors

On November 10, 2008, we received the resignation of Timothy Chen as a member of our Board of Directors. His resignation was effective November 12, 2008.

On November 12, 2008, the Board of Directors elected Susan Whitney to the Board and elected her a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee.  Ms. Whitney retired from IBM in 2007, where she most recently served as General Manager, IBM System x.

Upon her election to the Board, Ms. Whitney received an option to purchase 30,000 shares of our common stock under our 2003 Equity Incentive Plan. The option has a seven-year term, becomes exercisable in four equal annual installments and has an exercise price per share equal to the closing price of a share of our common stock on the date of grant.

Adoption of Policy on Recoupment of Incentive Compensation

On November 12, 2008, our Compensation Committee adopted a policy requiring our executive officers, if requested by the Compensation Committee, to repay or return “covered payments” in the event that we issue a material restatement of our financial statements, where the restatement is caused, in whole or in part, by the individual’s intentional misconduct. “covered payments” means cash bonuses paid after the date of adoption of the policy and stock options, restricted stock units and any other equity-based awards.

The policy permits the committee to cancel specified equity awards and to recover the after-tax amount realized by a covered individual from bonus payments, specified stock sales and restricted stock unit vestings.

The Compensation Committee has the discretion to seek to recoup a different amount, if it believes it appropriate under the circumstances. The committee expects to require each of our executive officers to agree to the terms of this policy in the option agreement for the next option grant the officer receives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                           LSI CORPORATION

                                             By:                  /s/ Bryon Look
                                                           Bryon Look
                                                           Executive Vice President and Chief Financial Officer

Date: November 13, 2008